EXHIBIT 10.1

[CIBC Letterhead]

June 30, 2022

Loop Canada Inc.

480 Fernand Poitras,

Terrebonne QC

J6Y 1Y4

Attention:  Daniel Solomita CEO and Drew Hickey CFO

Dear gentlemen,

Re:       Credit Facility

Canadian Imperial Bank of Commerce (“CIBC”) is pleased to establish the following credit facility(ies) in favour of Loop Canada Inc. (the “Borrower”).

Operating Credit
Credit Limit:	$3,500,000
Provisions:

The sum of the Canadian dollar loans, U.S. dollar loans, SOFR (TS) loans and Banker’s Acceptances (“B/As”) in Canadian dollars outstanding under this Credit, together with the outstanding amount of all drawings made pursuant to Canadian dollar or US dollar standby L/C’s, shall at no time exceed the Credit Limit.

Drawings made under the standby L/C sub-limit will be deducted from the Borrower’s available Credit Limit.

Purpose:	All amounts obtained under this Credit are to be used for day- to-day cash flow requirements of the Borrowers.
Description and Rate:

A revolving Credit, available as follows:

•         Canadian dollar loans, which will also be available by way of overdrafts. Interest on Canadian dollar loans will be calculated at the Prime Rate plus 1.00% per annum.

•         US dollar loans, which will also be available by way of overdrafts. Interest on US dollar loans will be calculated at the US Base Rate plus 1.00% per annum.

•         Canadian dollar B/As.

CIBC’s stamping fee for B/As will be calculated at 2.50% per annum

•         US dollar SOFR (TS) Loans. Interest on SOFR (TS) Loans will be calculated at the Adjusted Term SOFR Rate for each applicable SOFR Period 2.50% per annum. The Term SOFR Adjustment is as set out in the Schedule A attached to this letter

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•         Canadian dollar or US dollar standby L/Cs. At no time shall the total amount of outstanding standby L/Cs (which for greater certainty shall be net of the amount of any previous drawing made under any standby L/C then outstanding) under this Credit (including the equivalent amount in Canadian dollars of any standby L/C denominated in US dollars) exceed $3,500,000. Standby L/Cs under this Credit may not have terms to expiry of more than 12 months. Fees for standby financial L/Cs (being L/Cs that serve as direct credit substitutes and secure, directly or indirectly, payment of financial obligations such as indebtedness for borrowed money or the purchase price of goods or services, or lease payments) under this Credit will be calculated at 1.00% per annum, and for standby non financial L/Cs (being all other types of L/Cs including generally those that relate to transaction related contingencies arising in the normal course of business) under this Credit will be calculated at 1.00% per annum. The minimum fee for each standby L/C under this Credit is $300 or US $300, as applicable. In each case the Borrower shall reimburse CIBC for its out of pocket expenses relative to all standby L/Cs under this Credit. CIBC’s standard L/C documentation is also required.

Repayment:

The term of the facility will be 24 months following the disbursement of the Operating Credit. At such time, the funds owed under this Credit (including capital, interest, fees or other) become payable to CIBC on demand.

Should the Borrower request an extension of the term, it is understood that they will provide a written request to CIBC at least 60 days prior to the end of the term. CIBC can, at its sole discretion, extend the term of the Operating Credit for an additional period of time beginning at the date of expiry of the 24 month term.

Notwithstanding the foregoing, at any time that a default occurs and is continuing, the Operating Credit is repayable immediately on demand by CIBC.

The Borrower shall have the option to repay any amount under this Credit at any time; provided that SOFR (TS) Loans may be repaid only at the end of a SOFR Period, and B/As may be repaid only on their maturity.

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Demand Credit for Foreign Exchange Contracts
Contingency Limit:	US $1,000,000
Description:

At the Borrower’s request CIBC may in its sole discretion enter into one or more spot, forward or other foreign exchange rate transactions with the Borrower. The maximum term for any such transaction may not exceed 12 months, and each such transaction will be subject to CIBC’s normal documentation. The amount of the Borrower’s contingency liability from time to time under transactions entered into by it under this Credit will be calculated by CIBC in accordance with its normal practise.

Termination:	This Credit may be terminated in whole or in part by CIBC at any time.
Security

The following security, which shall be in form and substance satisfactory to CIBC, is required to secure all present and future indebtedness and liabilities of the Borrower to each of CIBC and CIBC’s Affiliates under this Credit (including under any foreign exchange contract or derivative). All references in any such security to indebtedness or liabilities of the Borrower to CIBC shall be deemed to be references to indebtedness and liabilities of the Borrower to each of CIBC and CIBC’s Affiliates.

•         First ranking immovable hypothec in the principal amount of $7,000,000 over the immovable property situated at 480 Fernand Poitras, Terrebonne, QC, J6Y 1Y4 (the “Property”)

•         Guarantee from Loop Industries, Inc. with respect to all of the liabilities of the Borrower to CIBC under the present Credit.

•         Acknowledged assignment of an adequate fire and other perils insurance on the property and assets of the Borrower that are subject to CIBC’s security, with loss payable to CIBC (and with designation of CIBC).

Financial Covenants
The Borrower will ensure that the following covenants calculated on the Guarantor’s consolidated financial statements are met: • Minimum equity of $3,500,000 tested quarterly

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Negative Covenants
Amalgamations:

None of the Borrower and its Subsidiaries will enter into any amalgamation or consolidation or merger or liquidate, wind up or dissolve itself (or permit any liquidation, winding up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Borrower and its Subsidiaries taking such action, and executing and delivering to CIBC such agreements and other documents as CIBC may require, acting reasonably, to assure the continued validity, enforceability and effectiveness of the Security and the covenants, agreements and obligations of the Borrower under the Credits, and provided that there does not then exist any failure by the Borrower to perform or observe any of its covenants in this Agreement and no such failure would be created thereby, any wholly owned Subsidiary may be amalgamated or consolidated or merged or liquidated, wound up or dissolved with or into the Borrower, provided that the Borrower shall be the continuing corporation, or with or into any one or more other wholly owned Subsidiaries.

Change of Business:	None of the Borrower and its Subsidiaries will change its principal business activity without the prior written consent of CIBC.
Change of Control:	There shall be no change in the effective control of the Borrower, as determined by CIBC, so long as any Credit is in effect.
Dispositions of Property:

None of the Borrower and its Subsidiaries will sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its property, whether now owned or hereafter acquired, except that each of the Borrower and its Subsidiaries:

(i)            may sell in the normal course of its business for the purpose of carrying on the same, for fair market value, in accordance with customary trade terms, any property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same; and

(ii)            may sell, transfer or otherwise dispose of any property that is worn out or obsolete or of no material value.

Debt Restrictions:	the Borrower will not create, incur, assume or permit to exist any Debt except amounts owed to CIBC under the Credits and debt owed to the Guarantor.
Hostile Take Overs:

None of the Borrower and its Subsidiaries will use any amount obtained by the Borrower under any of the Credits to finance a bid for any securities of any corporation in circumstances where the board of directors of such corporation has recommended (or is reasonably expected to recommend) rejection of such bid.

Conditions Precedent
Conditions Precedent:

In addition to the documentation specified in section 5.1 of Schedule A hereto, the obligation of CIBC to make available any Credit is subject to CIBC’s receipt of the following, in form and substance satisfactory to CIBC:

•         Execution of CIBC’s security documentation.

•         Letter of reliance from the appraiser relative to the appraisal report on the Property.

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Reporting Requirements
Reporting Requirements:

The Borrower will provide to CIBC:

•         Within 45 days after the end of each quarter, the unaudited consolidated financial statements of the Guarantor for such quarter, prepared in accordance with US GAAP.

•          Within 90 days after the end of each fiscal year, the audited consolidated financial statements of the Guarantor for such year, prepared in accordance with US GAAP

•         Promptly after obtaining knowledge thereof, particulars of any failure by any of the Borrower and its Subsidiaries to perform or observe any of its covenants or agreements in favour of CIBC.

Fees
These fees are in addition to fees, costs or expenses described in Schedule A - Standard Credit Terms and Schedule B - Business Credit Card Agreement (Business Liability).
Annual fee:	25 basis points of the total authorized credit to be paid annually with the first payment being made upon acceptance of this letter.
Other:	All out of pocket costs including, without limitation, legal costs are for the account of the Borrower.
Other Provisions
Schedule A:

The attached Schedule A, which contains certain additional provisions applicable to the Credits, and certain definitions, forms part of this Agreement.

Notwithstanding the definition in Schedule A attached, the following event shall be considered as well as Event of Default: if the Borrower ceases to carry on business generally or if the Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

Schedule B:	The attached Schedule B, which contains certain additional provisions applicable to the Business Credit Card Facility and certain definitions, forms part of this Agreement.
Replacement:	This letter supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of any credit facility established by CIBC in favour of the Borrower.

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When you sign this Agreement, you recognize that: (a) you have read it and all the documents attached thereto (including Schedule A, “Additional Definitions and Provisions”); (b) you have obtained all the information and explanations requested on the said documents form CIBC; (c) you fully understand the meaning of the said documents; (d) the Agreement was freely negotiated by you and CIBC and, consequently, that it must not be construed as a contract of adhesion; and, finally, (e) that CIBC has the power and authority to transmit current and future information on you to any guarantor.

It is the express wish of the parties that this document and any related documents be drawn up in English. Les parties aux présentes ont expressément demandé que ce document et tous les documents s'y rattachant soient rédigés en Anglais.

Please indicate your acceptance of these terms by signing below and returning the enclosed copy to our attention no later than July 11th 2022.

Yours truly,

Address: 1155 Rene-Levesque Blvd W., Suite 300 Montreal QC H3B 4P9	CANADIAN IMPERIAL BANK OF COMMERCE
By: /s/ Alexander Gregory Name: Alexander Gregory Title: Authorized Signatory

Accepted this 7th day of July, 2022

Address: 480 Fernand Poitras, Terrebonne QC J6Y 1Y4	LOOP CANADA INC.
By: /s/ Drew Hickey Name: Drew Hickey Title: CFO

The guarantor(s) declare(s) that he(they) has(have) received a copy of this Agreement and agree(s) to be liable pursuant to its terms and conditions.

Address: 480 Fernand Poitras, Terrebonne QC J6Y 1Y4	LOOP INDUSTRIES, INC.
By: /s/ Drew Hickey Name: Drew Hickey Title: CFO

Signed this 7th day of July, 2022.

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SCHEDULE A ADDITIONAL DEFINITIONS AND PROVISIONS

1. GENERAL

1.1 Use of Funds, Returns. The Borrower will use the Credits only for the purposes specified in this Agreement. The Borrower may not at any time exceed the limit of any Credit, and CIBC may, without notice to the Borrower, return any item that, if paid, would result in the limit of any Credit being exceeded. If, on the other hand, CIBC in its sole discretion elects to pay any such item, the Borrower will pay to CIBC immediately the amount by which the limit of the applicable Credit has been exceeded.

1.2 Notice of Failure. The Borrower will promptly notify CIBC of the occurrence of any failure to perform or observe any of its covenants in this Agreement.

1.3 Confidentiality. The terms of this Agreement are confidential between the Borrower and CIBC, and accordingly the Borrower will not disclose the contents of this Agreement to anyone except its professional advisors. CIBC is nevertheless authorized to disclose information on the Borrower to its guarantor(s).

1.4 Applying money received. At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe of any of its covenants in this Agreement, all moneys received by CIBC from the Borrower or from any Security may be applied on such parts of the Borrower’s liabilities to CIBC as CIBC may determine.

1.5 Right of Set-Off. At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, CIBC is authorized at any time to set-off and apply any deposits held by it and any other amounts owed by it to or for the credit of the Borrower against any and all of the obligations of the Borrower with respect to the Credits, irrespective of whether or not CIBC has made any demand and even though any such obligations may not yet be due and payable.

1.6 Registration of Security. The Security will be registered or filed in all jurisdictions and in all offices as CIBC considers necessary or advisable from time to time to create, perfect or protect any Lien created thereby.

1.7 Expenses. The Borrower will reimburse CIBC for all fees and out of pocket expenses (including fees and expenses of CIBC’s solicitors and of any other experts and advisors hired by CIBC) incurred in preparing, registering and renewing any Security, in responding to requests from the Borrower for waivers, amendments and other matters, in enforcing CIBC’s rights under this Agreement or any Security, and in discharging any Security.

1.8 Further information requirements. The Borrower will provide such further information about its business and its Subsidiaries as is reasonably requested by CIBC from time to time, and such information shall be in a form acceptable to CIBC.

1.9 Consent to release information. CIBC may from time to time give any credit or other information about the Borrower to, or receive such information from, (i) any financial institution, credit reporting agency, rating agency or credit bureau, (ii) any person, firm or corporation with whom the Borrower may have or proposes to have financial dealings, and (iii) any person, firm or corporation (including any guarantor, if applicable) in connection with any dealings the Borrower has or proposes to have with CIBC, and CIBC may obtain such information from them. The Borrower agrees that CIBC may use that information to establish and maintain the Borrower’s relationship with CIBC and to offer any services as permitted by law, including services and products offered by CIBC’s Subsidiaries when it is considered that this may be suitable to the Borrower.

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1.10 Instructions by fax, phone and e-mail. The Borrower may deliver, and CIBC may accept, instructions by fax, telephone (including cellular phone) and internet e-mail (“Electronic Communication”), according to CIBC- approved procedures, which procedures may be limited to particular types of communications or services. Unless the Borrower expressly indicates otherwise, the Borrower agrees that CIBC may also communicate with the Borrower by e-mail or fax. This may include (i) CIBC sending confidential information to the Borrower, at the Borrower’s request; or (ii) the Borrower sending confidential information to CIBC. An Electronic Communication may not be a secure means of communication and the Borrower assumes responsibility for the risks of using Electronic Communications including, without limitation, the possibility that an Electronic Communication is: intercepted by or sent to an unauthorized person, misunderstood, lost, delayed, or not received by CIBC at all. CIBC is entitled to rely upon any Electronic Communication from or purporting to be from the Borrower, as if such instructions were given in writing. However, CIBC may choose not to act upon an Electronic Communication if it believes that the Electronic Communication is unauthorized, incorrect or unclear. CIBC shall not be liable for, and the Borrower will indemnify and save CIBC harmless from, any claims, losses, damages, liabilities and expenses that CIBC incurs (other than those due to CIBC’s gross negligence or wilful misconduct) including among other things all legal fees and expenses, arising from CIBC acting or declining to act on any of your Electronic Communications given under this Agreement. This indemnity is in addition to any other indemnity or assurance against loss provided by you to CIBC under this Agreement or otherwise.

1.11 Further Assurances. The Borrower will from time to time promptly upon request by CIBC do and execute all such acts and documents as may be reasonably required by CIBC to give effect to the Credits and the Security, and to any transfer pursuant to section 1.15 of this Schedule.

1.12 Insurance. The Borrower will keep all its assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for similar property and for any other risks CIBC may reasonably require. If CIBC requests, these policies will include a loss payable clause (and with respect to mortgage security, a mortgagee clause) in favour of CIBC. As further security, the Borrower assigns or hypothecs, as the case may be, for an amount equivalent to the total limit of Credits, with interest applicable at the highest rate of interest agreed, all insurance proceeds to CIBC. The Borrower will provide to CIBC either the policies themselves or adequate evidence of their existence. If any insurance coverage for any reason stops, CIBC may (but shall have no obligation to) insure the property. Finally, the Borrower will notify CIBC immediately of any loss or damage to any of its property.

1.13 Environmental. The Borrower will carry on its business, and maintain its assets and property in accordance with all applicable environmental laws and regulations. If there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a “Discharge”) in connection with either the Borrower’s business or its property and CIBC pays any fines or for any clean-up or suffers any loss or damage as a result of the Discharge, the Borrower will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If CIBC asks, the Borrower will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. The Borrower’s obligation under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.14 Waiver. No delay on the part of CIBC in exercising any right or privilege will operate as a waiver thereof, and no waiver of any failure or default will operate as a waiver thereof unless made in writing and signed by an authorized officer of CIBC, or will be applicable to any other failure or default.

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1.15 Assignment. CIBC may assign, sell or participate (herein referred to as a “transfer”) all or any part of its rights and obligations under all or any of the Credits to any third party, and the Borrower agrees to sign any documents and take any actions that CIBC may reasonably require in connection with any such transfer. Upon completion of the transfer, the third party will have the same rights and obligations under this Agreement as if it were a party to it, with respect to all rights and obligations included in the transfer. The Borrower may not assign any of its rights or obligations under any of the Credits. The Borrower agrees that CIBC may disclose any information (including, without limitation, any personal information) relating to such Credits (including any personal guarantee) to such third party, or its agents, any assignee of such third party, any service provider (as defined below), or any prospective assignee, purchaser or participant. Personal information includes all information provided by a principal of the Borrower or a guarantor of the Borrower’s debt or other information obtained by CIBC in connection with the Borrower’s credit application and/or the Agreement, and any ongoing information and documentation about the Borrower, any guarantor of the Borrower’s debt, or the Credits, to the extent required by the third party, its agent or assignee, or any service provider, to enable such person to administer the Credits and exercise its rights thereunder. “Service Provider” means a person or entity that has been engaged in connection with the servicing, maintenance, collection or operation of the Credits or the provision of services or benefits to the Borrower and/or any guarantor of the Borrower’s debt (including loyalty programs). The Borrower may not assign any of its rights or obligations under any of the Credits.

1.16 Application to Subsidiaries. The Borrower will ensure that each of its Subsidiaries complies with sections 1.11, 1.12 and 1.13 of this Schedule, as if the references to the Borrower therein were references to each such Subsidiary.

1.17 Governing Law. This Agreement shall be governed by the laws of Quebec, and the Borrower submits itself to the jurisdiction of any competent federal or provincial court in such jurisdiction.

1.18 Counterparts. This Agreement and any amendment to this Agreement may be executed in one or more counterparts and may be delivered by facsimile, .pdf or other similar electronic transmission, and all of such counterparts shall constitute originals and the same agreement. The words “executed”, “execution”, “signed”, “signature”, and words of like import in this Agreement and the other loan documents, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent permitted under, and as provided for in, any applicable law.

1.19 Certain Definitions. In this Agreement the following terms have the following meanings:

“Affiliate” means, with respect to any person, any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person, and includes any person in like relation to an Affiliate. A person shall be deemed to control another person if the first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the attached letter agreement between CIBC and the Borrower, including this Schedule and any other Schedules thereto, as the same may be amended or supplemented from time to time.

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“Business Day” means (i) with respect to any amount denominated in Canadian dollars and all matters pertaining thereto, any day excluding Saturday, Sunday and any day which is a legal holiday in Toronto or Montreal, Canada; (ii) with respect to any amount denominated in US dollars (except as provided below) and all matters pertaining thereto, any day excluding Saturday, Sunday or any day which is a legal holiday in New York, U.S.A. or Toronto or Montreal, Canada, (iii) with respect to any LIBOR Loan and all matters pertaining thereto, any day which is a day for dealings by and between banks in US dollars in the London interbank market, excluding Saturday, Sunday or any day which is a legal holiday in London, England or New York, U.S.A. or Toronto or Montreal, Canada, and (iv) with respect to any SOFR Loan and all matters pertaining thereto, any day excluding Saturday, Sunday or any day which is a legal holiday in New York, U.S.A. or Toronto or Montreal, Canada and also excluding any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Compliance Certificate” means an Officer’s Certificate stating, as of the applicable date, (i) that the Borrower is not in default of the observance or performance of any of its covenants in this Agreement (or describing any default then existing), (ii) that all representations and warranties contained in this Agreement are true and accurate as if made on and as of such date (or describing any thereof that are not then true and accurate), (iii) the particulars and calculation of all financial covenants of the Borrower contained in this Agreement, and (iv) where applicable, the amount and particulars of calculation of Receivable Value, Inventory Value and Prior Ranking Claims, and the resulting maximum available amount and undrawn amount of any Credit, as of such date. Unless otherwise prescribed by CIBC, a Compliance Certificate shall be substantially in the form attached to this Schedule A.

“Event of Default” means any of the following events or circumstances:

(i)	if the Borrower fails to pay any principal amount when due and payable;

(ii)	if the Borrower fails to pay any interest, fee or other amount (except principal) when due and payable and such failure continues for three Business Days or more;

(iii)	if the Borrower defaults in the performance or observance of any negative covenant contained in this Agreement;

(iv)

if the Borrower defaults in the performance or observance of any other term or covenant contained in this Agreement or the Security and such default continues for 30 days or more after the earlier of the date on which the Borrower first has actual knowledge of such default and the date on which written notice of such default is given to it by CIBC;

(v)

if any representation or warranty contained in this Agreement or the Security or in any certificate delivered to CIBC by or on behalf of the Borrower is untrue in any material respect on the date as of which it was made;

(vi)

if there is outstanding any amount or amounts exceeding an aggregate of $3,500,000 (or the equivalent amount in any other currency) which any of the Borrower and its Subsidiaries has failed to pay when due and payable, or if any amount or amounts exceeding an aggregate of $3,500,000 (or the equivalent amount in any other currency) may then be declared to be due and payable by any of the Borrower and its Subsidiaries prior to the stated maturity date thereof or prior to the regularly scheduled date for payment thereof;

(vii)

if it is or will become unlawful for any of the Borrower and its Subsidiaries to perform or comply with any of its obligations under this Agreement or the Security, or if any obligation of any of the Borrower and its Subsidiaries under this Agreement or the Security ceases to be its legal, valid, binding and enforceable obligation, or if the enforceability of this Agreement or any of the Security is disputed by any of the Borrower and its Subsidiaries, or if any of the Security ceases to constitute a Lien of the nature and priority contemplated by this Agreement;

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(viii)

if any of the Borrower and its Subsidiaries commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or other proceeding seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or insolvency law or consents to the filing of any such petition or other proceeding, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of its property, or makes an assignment for the benefit of creditors, or publicly announces or admits in writing its inability to pay its debts generally as they become due, or suspends or threatens to suspend transaction of all or any substantial part of its usual business, or any action is taken by any of the Borrower and its Subsidiaries or any shareholder of any of them in furtherance of any of the foregoing;

(ix)

if proceedings are instituted in any court of competent jurisdiction by any person (other than any of the Borrower and its Subsidiaries or a shareholder of any of them) for the winding up, liquidation or dissolution of any of the Borrower and its Subsidiaries, or any Co-Borrower solidarily liable or any guarantor or for any reorganization, readjustment, arrangement, composition or similar relief with respect to any of the Borrower, its Subsidiaries or any Co- Borrower solidarily liable or any guarantor under any bankruptcy law or any other applicable insolvency law, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of the property of any of the Borrower, its Subsidiaries, or any Co-Borrower solidarity liable or any guarantor and at any time thereafter such proceeding is not contested in good faith, or if any order sought in any such proceeding is granted;

(x)	if an encumbrancer (including without limitation an execution creditor) takes possession of any property of any of the Borrower and its Subsidiaries which in the opinion of CIBC is material;

(xi)

if there exists for any period of three consecutive Business Days one or more non-appealable judgements of a court of competent jurisdiction against any of the Borrower and its Subsidiaries for an aggregate amount exceeding$• (or the equivalent amount in any other currency) which has not been satisfied in full (exclusive of any amount adequately covered by insurance as to which the insurer has acknowledged coverage);

(xii)	if in the reasonable opinion of CIBC there has occurred any event which has had a Material Adverse Effect; or

(xiii)	if in the reasonable opinion of CIBC there is any change in the effective control of the Borrower.

“US GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants. If the Borrower, or the party to which references to US GAAP are intended to apply, has adopted International Financial Reporting Standards (“IFRS”), then the applicable references in this Agreement to US GAAP or Generally Accepted Accounting Principles may be interpreted to mean IFRS, but only if CIBC has consented to such change.

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“Inventory Value” means, at any time, the inventory of the Borrower and its Subsidiaries (which shall not include any work-in-process for the purpose of this definition) then existing, less any inventory that (i) is not located in Terrebonne, (ii) is not subject to the applicable duly perfected Liens created by the Security, (iii) is subject to any Lien other than as specifically permitted by CIBC, (iv) is located in or on leased premises unless the applicable lessor has waived all Liens that may at any time be held by such lessor in respect of any inventory, (v) is obsolete or not readily saleable in the ordinary course of business, all valued at the lower of cost and market on a first-in, first-out basis, (vi) that has not been paid for in full and is subject to a right of repossession by the seller thereof; or (vii) that is otherwise excluded by CIBC in its reasonable discretion.

“Investment” means, with respect to any person, any direct or indirect investment in or purchase or other acquisition of the securities of or any equity interest in any other person, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), or capital contribution to, any other person, or any purchase or other acquisition of all or substantially all of the property of any other person.

“Lien” includes without limitation a mortgage/hypothec, charge, lien, Prior Ranking Claim, security interest, hypothec, prior claim or encumbrance of any sort on any property or asset, and includes conditional sales contracts, title retention agreements, capital trusts, capital leases and leasing.

“Loan” means any advance of moneys made by CIBC to the Borrower under this Agreement and, where the context permits or requires, includes Bankers Acceptances, Letters of Credit, equipment leases, credit cards and all other forms of credit provided by CIBC to the Borrower under this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, considered as a whole, or a material adverse effect on the ability of any of the Borrower and its Subsidiaries to perform its obligations under any of this Agreement and the Security to which it is a party.

“Normal Course Lien” means, at any time, the following:

(i)

Liens for taxes not overdue, or which are being contested if adequate reserves with respect thereto are maintained by the Borrower and its Subsidiaries in accordance with US GAAP and the enforcement of any related Lien is stayed;

(ii)	undetermined or inchoate Liens arising in the ordinary course of business which relate to obligations not overdue or a claim for which has not been filed or registered pursuant to applicable law;

(iii)	carriers’, warehousemens’, mechanics’, materialmens’, repairmens’, construction or other similar Liens arising in the ordinary course of business which relate to obligations not overdue;

(iv)

easements, servitudes, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;

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(v)	zoning and building by-laws and ordinances and municipal by-laws and regulations so long as the same are complied with;

(vi)	statutory Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(vii)	the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted;

(viii)	Liens created by the Security; and

(ix)	Liens in respect of which CIBC has given its specific written consent.

“Officer’s Certificate” means a certificate, in form satisfactory to CIBC, signed by a senior officer of the Borrower.

“Operating Account” means a Canadian dollar account or US dollar account or such other account, in each case as is agreed upon by the Borrower and CIBC from time to time for the purposes hereof.

“Prior Ranking Claims” means, at any time, any liability of any of the-Borrower and its Subsidiaries that ranks, in right of payment in any circumstances, equal to or in priority to any liability of the Borrower or such Subsidiary to CIBC, and may include unpaid wages, salaries and commissions, unremitted source deductions for vacation pay, arrears of rent, unpaid taxes, amounts owed in respect of worker’s compensation, amounts owed to unpaid vendors who have a right of repossession, and amounts owing to creditors which may claim priority by statute or under a Purchase Money Lien.

“Purchase Money Lien” means any Lien which secures a Purchase Money Obligation permitted by this Agreement, provided that such Lien is created not later than 30 days after such Purchase Money Obligation is incurred and does not affect any asset other than the asset financed by such Purchase Money Obligation.

“Purchase Money Obligation” means any Debt (including without limitation a capitalized lease obligation) incurred or assumed to finance all or any part of the acquisition price of any asset acquired by any of the Borrower and its Subsidiaries or to finance all or any part of the cost of any improvement to any asset of any of the Borrower and its Subsidiaries, provided that such obligation is incurred or assumed prior to or within 30 days after the acquisition of such asset or the completion of such improvement and does not exceed the lesser of the acquisition price payable by the Borrower or such Subsidiary for such asset or improvement and the fair market value of such asset or improvement; and includes any extension, renewal or refunding of any such obligation so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.

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“Receivable Value” means, at any time, the receivables of the Borrower and its Subsidiaries then existing, less any receivable that (i) is not then subject to the applicable duly perfected Liens created by the Security, (ii) is subject to any Lien other than as specifically permitted by CIBC, (iii) is payable more than 30 days after the date of shipment of the inventory or the provision of the service that created such receivable, (iv) has been outstanding for 90 days or more, (v) is subject to any offset or counterclaim by the applicable account debtor, (vi) is owed by any person whose principal place of business is located outside Canada or the United States of America, (vii) is payable in a currency other than Canadian dollar, US dollar or Euro, (viii) is owed by an Affiliate of the Borrower or any employee, agent or representative of the Borrower or of any such Affiliate, (ix) with respect to which a cheque, note, draft or other payment instrument has not been honoured in accordance with its terms, or (x) has been specifically identified by CIBC as an excluded receivable for the purpose hereof or is owed by any person that is insolvent or is otherwise doubtful of collection in the reasonable opinion of CIBC.

“Security” means, collectively, all of the items of security held by CIBC for the indebtedness and liabilities, or any part or parts thereof, of the Borrower to CIBC.

“Subsidiary” of any person means any other person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners’ equity or capital or entitlement to profits, are owned beneficially or controlled, directly or indirectly, by any one or more of such first person and the Subsidiaries of such first person, and shall include any other person in like relationship to a Subsidiary of such first person.

2. INTEREST RATES; PAYMENTS; CALCULATIONS

2.1 Interest Rates. Interest is payable with respect to:

(i)

excess amounts (provided that nothing herein shall be deemed to imply that the Borrower is entitled to obtain any such excess amount, or that the limit of a Credit is to be increased in any circumstance) above the limit of a Credit or a part of a Credit, as described in section 2.4 of this Schedule,

(ii)	amounts that are not paid when due, at the Interest Rate Applicable to Credit Limit Excesses, and

(iii)	any other amounts, at the rate specified in this Agreement.

2.2 Variable interest. Each variable interest rate provided for in this Agreement will change automatically, without notice, whenever the Prime Rate, the US Base Rate, applicable Bankers Acceptance Yield, LIBO Rate, or any applicable SOFR Benchmark Rate, as the case may be, changes.

2.3 Payment of interest. Interest is calculated on the applicable balance at the end of each day. Interest is payable in arrears once a month on the day required by CIBC, unless otherwise specified in this Agreement.

2.4 Interest Rate Applicable to Credit Limit Excesses. To determine whether the Interest Rate Applicable to Credit Limit Excesses is to be charged, the following rules apply:

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(a)	The Interest Rate Applicable to Credit Limit Excesses will be charged on the amount that exceeds the limit of any particular Credit.

(b)

If there are several parts of a Credit, the Interest Rate Applicable to Credit Limit Excesses will be charged if the limit of a particular part is exceeded. For example, if Credit A’s limit is $250,000, and the limit of one part of Credit A is $100,000 and the limit of that part is exceeded by $25,000, the Interest Rate Applicable to Credit Limit Excesses will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

(c)

To determine if the limit of a Credit has been exceeded, any amounts in a currency other than the currency in which the limit is designated will be converted into that currency, as described in section 2.11 of this Schedule.

2.5 Interest on Overdue Amounts. Except as otherwise specified herein, if any principal is not paid when due, such overdue principal will bear interest (as well after as before judgement), payable on demand, at the interest rate applicable to such principal prior to default, and interest will be payable on overdue interest (as well after as before judgement) at the same rate as is applicable to the related principal. If any amount is not paid by the Borrower when due and there is no interest otherwise applicable to such amount specified herein, such overdue amount will bear interest (as well after as before judgement), payable on demand, at a rate per annum equal at all times to the Prime Rate plus 5% (in the case of any such amount payable in Canadian dollars) or the US Base Rate plus 5% (in the case of any such amount payable in US dollars) from the date of non-payment until paid in full.

2.6 Reductions of Limit of Credits. On or prior to each date on which the limit of any Credit is reduced, the Borrower will repay such outstanding amounts thereunder, if any, as are necessary so that, after giving effect to the repayment, the total of all amounts outstanding under such Credit does not exceed the limit as so reduced.

2.7 Payments. Except as otherwise expressly provided in this Schedule “A”, if any payment is due on a day other than a Business Day, such payment will be due on the next Business Day.

2.8 CIBC’s pricing policy. The fees, interest rates and other charges for the Borrower’s banking arrangements with CIBC are dependent upon each other. Accordingly, if the Borrower cancels or does not follow through with, in the manner originally contemplated, any of these arrangements, CIBC reserves the right to require payment by the Borrower of increased or added fees, interest rates and charges as a condition of the continuation of the Borrower’s banking arrangements.

2.9 Calculations. The following terms apply to all calculations under the Credits:

(a)

CDOR, Federal Funds Rate, Bankers’ Acceptance Yield, LIBO Rate, any SOFR Benchmark Rate, Prime Rate and US Base Rate shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate.

(b)

Except as provided in the next sentence, all interest and fees hereunder shall be computed on the basis of the actual number of days elapsed divided by 365. Interest on each LIBOR Loan and SOFR Loan shall be computed on the basis of the actual number of days elapsed divided by 360. Any such applicable interest rate, expressed as an annual rate of interest for the purpose of the Interest Act (Canada), shall be equivalent to such applicable interest rate multiplied by the actual number of days in the calendar year in which the same is to be determined and divided by 365 or 360, as the case may be.

(c)

In calculating interest or fees payable hereunder for any period, unless otherwise specifically stated, the first day of such period shall be included and the last day of such period shall be excluded.

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2.10 CIBC’s Records. CIBC’s loan accounting records will provide conclusive evidence of all terms and conditions of the Credits such as principal loan balances, interest calculations, and payment dates.

2.11 Foreign Currency Conversion. If it is necessary for any purpose relating to the Credits that an amount denominated in a currency other than Canadian dollars be expressed in or equated to an amount of Canadian dollars (such as, for example, to determine whether amounts denominated in US dollars that are outstanding under a Credit which has a limit specified in Canadian dollars exceed the limit of such Credit so as to make applicable the Interest Rate Applicable to Credit Limit Excesses), the applicable amount of Canadian dollars shall be determined by CIBC in accordance with its normal practice.

2.12 Deemed Re-Investment Principle. For the purpose of the Interest Act (Canada) and any other purpose, the principle of deemed re-investment of interest is not applicable to any calculation under this Agreement, and the rates of interest and fees specified in this Agreement are intended to be nominal rates and not effective rates or yields.

2.13 Certain Definitions. If and whenever required for the purpose of this Agreement, the following terms have the following definitions:

“CDOR” means, for any day, the average of the annual discount rates for bankers’ acceptances denominated in Canadian dollars of certain banks named in Schedule 1 to the Bank Act (Canada) for a specified term and face amount that appears on the CDOR page of the Reuters Screen as of 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the next preceding Business Day).

“Federal Funds Rate” means, for any day, an annual interest rate equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a business day in New York, for the next preceding business day in New York) by the Federal Reserve Bank of New York, or for any such business day on which such rate is not so published, the arithmetic average of the quotations for such day on such transactions received by CIBC from three United States federal funds brokers of recognized standing selected by it.

“Interest Rate Applicable to Credit Limit Excesses” means the annual interest rate generally established by CIBC from time to time for the purpose of calculating interest on overdrafts in accounts maintained with CIBC in Canada.

“Prime Rate” means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in Canadian dollars made in Canada and (ii) 3/4 of 1% per annum above the CDOR for 30-day bankers’ acceptances from time to time.

“US Base Rate” means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in US dollars made in Canada, and (ii) 3/4 of I% per annum above the Federal Funds Rate from time to time.

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3. NOTICE OF BORROWING; NOTICE OF REPAYMENT; OVERDRAFTS

3.1 Notice of Borrowing. Whenever the Borrower desires to obtain any amount under a Credit (other than a loan by way of a permitted overdraft), it will give to CIBC irrevocable prior written notice (a “Notice of Borrowing”) specifying the Credit under which such amount is to be obtained and the particulars of such amount including the term of any Bankers’ Acceptances, the term of any LIBOR Period or SOFR Period, the particulars of all maturing Bankers’ Acceptances in the case of a rollover or conversion of Bankers’ Acceptances, and the Business Day on which such amount is to be obtained. No amount shall be obtained if the term thereof or any LIBOR Period or SOFR Period applicable thereto would mature beyond any scheduled repayment or reduction date for the applicable Credit and all or any part of such amount will be required to be repaid on such date. The amount to be obtained under any Credit at any time shall not exceed the undisbursed amount of that Credit at such time. CIBC will not be obliged to make available at any time LIBOR Loans or SOFR Loans in an aggregate amount less than US $1,000,000. A notice requesting any loan in an amount exceeding $10,000,000 or US $10,000,000 (other than a LIBOR Loan or SOFR Loan) must be given not later than 10:00 a.m. on the Business Day preceding the applicable borrowing date; a notice requesting any Bankers’ Acceptances in an amount exceeding $ 10,000,000 must be given not later than 10:00 a.m. on the second Business Day preceding the applicable borrowing date; and a notice requesting any LIBOR Loan or SOFR Loan of any amount must be given not later than 10:00 a.m. on the third Business Day preceding the applicable borrowing date.

3.2 Notice of Repayment. Whenever the Borrower desires to make any repayment or repayments under one or more of the Credits in an aggregate amount exceeding $10,000,000 (or an equivalent amount in any other currency) on any day, it will give to CIBC irrevocable written notice specifying the particulars of such repayment not later than 10:00 a.m. on the Business Day preceding the applicable repayment date.

3.3 Overdrafts. If the Borrower is entitled under any Credit to obtain loans in Canadian dollars or US dollars by way of overdraft, the debit balance in the Borrower’s applicable Operating Account from time to time will be deemed to be a loan in Canadian dollars or US dollars, as the case may be, outstanding to the Borrower under such Credit and bearing interest as set out in this Agreement for loans in such currency under such Credit. If at any time the Borrower is a party to a cash concentration arrangement with CIBC, the amount of any overdraft from time to time in the Canadian dollar or US dollar concentration account of the Borrower established pursuant to such arrangement will also be deemed to be a loan in Canadian dollars or US dollars, as applicable, outstanding to the Borrower under the applicable Credit and bearing interest as set out above on the basis of the Prime Rate or the US Base Rate, as the case may be.

4. INDEMNITIES

4.1 Reserve Indemnity. If subsequent to the date of this Agreement any change in or introduction of any applicable law, or compliance by CIBC with any request or directive by any central bank, superintendent of financial institutions or other comparable authority, shall subject CIBC to any tax with respect to the Credits or change the basis of taxation of payments to CIBC of any amount payable under the Credits (except for changes in the rate of tax on the overall net income of CIBC), or impose any capital maintenance or capital adequacy requirement, reserve requirement or similar requirement with respect to the Credits, or impose on CIBC or the London interbank market (in the case of any matter relating to any actual or requested LIBOR Loan), any other condition or restriction, and the result of any of the foregoing is to increase the cost to CIBC of making or maintaining the Credits or any amount thereunder or to reduce any amount otherwise received by CIBC under the Credits, CIBC will promptly notify the Borrower of such event and the Borrower will pay to CIBC such additional amount calculated by CIBC as is necessary to compensate CIBC for such additional cost or reduced amount received. A certificate of CIBC as to any such additional amount payable to it and containing reasonable details of the calculation thereof shall be conclusive evidence thereof.

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4.2 Currency Indemnity. Interest and fees hereunder shall be payable in the same currency as the principal to which they relate. Any payment on account of an amount payable in a particular currency (the “proper currency”) made to or for the account of CIBC in a currency (the “other currency”) other than the proper currency, whether pursuant to a judgement or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into another currency for any purpose, shall constitute a discharge of the Borrower’s obligation only to the extent of the amount of the proper currency which CIBC is able, in the normal course of its business within one Business Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which CIBC is able to purchase is less than the amount of the proper currency due to CIBC, the Borrower shall indemnify and save CIBC harmless from and against any loss or damage arising as a result of such deficiency.

4.3 Tax Indemnity. All payments by the Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, other than taxes imposed on the overall net income of CIBC or franchise taxes, taxes on doing business or taxes measured by the capital or net worth of CIBC (collectively “Excluded Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any country or any political subdivision thereof (collectively “Taxes”); provided, however, that if any Taxes are required to be withheld from any interest or other amount payable to the CIBC hereunder, the amount so payable to the CIBC shall be increased to the extent necessary to yield to CIBC, on a net basis after payment of all Taxes and after payment of all Excluded Taxes imposed by any relevant jurisdiction on any additional amounts payable under this section, interest or any such other amount payable hereunder at the rate or in the amount specified in this Agreement. The Borrower shall be fully liable and responsible for and shall, promptly following receipt of a request from CIBC, pay to CIBC any and all sales, goods and services taxes payable under the laws of Canada or any political subdivision thereof with respect to any and all goods and services made available hereunder to the Borrower by CIBC, and such taxes shall be included in the definition of “Taxes” for all purposes hereof. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter it shall send to CIBC, a certified copy of an original official receipt showing payment thereof. If the Borrower fails to pay any Taxes when due or fails to remit to CIBC as aforesaid the required documentary evidence thereof, the Borrower shall indemnify and save harmless CIBC from any incremental taxes, interest, penalties or other liabilities that may become payable by CIBC or to which CIBC may be subjected as a result of any such failure. A certificate of CIBC as to the amount of any such taxes, interest or penalties and containing reasonable details of the calculation thereof shall be prima facie evidence thereof.

4.4 Default Indemnity. The Borrower shall indemnify and save harmless CIBC from all claims, demands, liabilities, damages, losses, costs, charges and expenses, including any loss or expense arising from interest or fees payable by CIBC to lenders of funds obtained by it in order to make or maintain any amount under the Credits and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which may be incurred by CIBC as a consequence of (i) default by the Borrower in the payment when due of any amount hereunder or the occurrence of any other default relative to any of the Credits, (ii) default by the Borrower in obtaining any amount after the Borrower has given notice hereunder that it desires to obtain such amount, (iii) default by the Borrower in making any optional repayment of any amount after the Borrower has given notice hereunder that it desires to make such repayment, or (iv) the repayment by the Borrower of any LIBOR Loan or SOFR Loan otherwise than on the expiration of any applicable LIBOR Period, SOFR Period, interest payment date or maturity or final payment date, as the case may be, or the repayment of any loan on which interest is payable at a fixed annual rate otherwise than on the expiration of the fixed interest rate period applicable thereto, or the repayment of any other amount otherwise than on any specified maturity date thereof. A certificate of CIBC as to any such loss or expense and containing reasonable details of the calculation thereof shall be prima facie evidence thereof.

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5. CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Initial Amount

CIBC shall not be obliged to make available the initial amount under the Credits unless:

(a)	CIBC shall have received the Security, which shall have been duly registered and filed as required hereby.

(b)	CIBC shall have received such financial and other information relating to the Borrower and its Subsidiaries, and any guarantor, as it shall have reasonably requested.

(c)	CIBC shall have received confirmation of all insurance maintained by the Borrower and its Subsidiaries, and such insurance shall comply with the requirements of this Agreement.

(d)	The Borrower shall have paid to CIBC all fees and other amounts which shall have become due and payable by it to CIBC on or prior to the initial borrowing date.

(e)	The following documents in form, substance and execution acceptable to CIBC shall have been delivered to CIBC:

(i)

a certified copy of the constating documents and by-laws of each of the Borrower and its Subsidiaries, and of each corporate guarantor, and of all corporate proceedings taken and required to be taken by each of them to authorize the execution and delivery of such of this Agreement and the Security to which it is a party and the performance of the transactions by it contemplated therein;

(i)

a certificate of incumbency for each of the Borrower and its Subsidiaries, and for each corporate guarantor, setting forth specimen signatures of the persons authorized to execute such of this Agreement and the Security to which it is a party;

(ii)	such legal opinions addressed to CIBC relative to the Borrower, this Agreement and the Security as CIBC may require; and

(iii)	such other documents relative to this Agreement and the transactions contemplated herein as CIBC may reasonably require.

5.2 Conditions Precedent to All Amounts

CIBC shall not be obliged to make available any amount under the Credits unless:

(a)	CIBC shall have received any applicable Notice of Borrowing.

(b)

On the applicable borrowing date the Borrower shall not have failed to observe or perform any of its covenants in this Agreement, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers’ Certificate to such effect.

(c)

The representations and warranties contained in this Agreement shall be true on and as of the applicable borrowing date with the same effect as if such representations and warranties had been made on and as of the applicable borrowing date, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers’ Certificate to such effect.

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(d)	All other conditions specified herein, to the extent not previously satisfied for any reason, other shall have been satisfied.

(e)

In respect of any amount that would result in the aggregate amount outstanding under the Credits being increased, there shall not have occurred subsequent to the date of last annual financial statements of the Borrower, in the opinion of CIBC, any event which (individually or with any other events) has had, or which has a reasonable possibility of having, a Material Adverse Effect.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. To induce CIBC to establish and maintain the Credits, the Borrower represents and warrants as follows:

(a)

Each of the Borrower and its Subsidiaries has all necessary power and authority to own its property, to carry on the business carried on by it, to enter into and perform its obligations under such of this Agreement and the Security to which it is a party, and in the case of the Borrower to obtain amounts under the Credits. Each of the Borrower and its Subsidiaries is in compliance with all applicable laws except to the extent that the failure to comply therewith would not, in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

(b)

The Borrower has taken all action necessary to be taken to authorize the execution and delivery of and the performance of its obligations under this Agreement and the Security, and the obtaining of amounts under the Credits. Except as has been obtained and is in full force and effect, no consent, waiver or authorization of, or filing with or notice to, any person is required to be obtained in connection with the execution and delivery of and the performance by each of the Borrower and its Subsidiaries of its obligations under this Agreement and the Security, or the obtaining by the Borrower of amounts under the Credits. This Agreement and the Security have been duly executed and delivered by each of the Borrower and its Subsidiaries as are parties thereto, and constitute the legal, valid and binding obligation of each of them enforceable in accordance with their terms.

(c)

The execution and delivery by the Borrower and its Subsidiaries of this Agreement and the Security and the performance by them of their obligations thereunder, and the obtaining by the Borrower of amounts under the Credits, will not conflict with or result in a breach of any applicable law, and will not conflict with or result in a breach of or constitute a default under, or permit the termination of, or cause any material light of any of the Borrower and its Subsidiaries to be adversely affected under, any of the provisions of its constating documents or by-laws or any agreement, permit, instrument, judgement, injunction or other contractual obligation to which it is a party or by which it is bound, or result in the creation or imposition of any Lien (other than the Security) upon any of its property or assets.

(d)

Except as disclosed in writing by the Borrower to CIBC prior to the date of this Agreement with specific reference to this paragraph or, with respect to events occurring subsequent to the date of this Agreement, as the Borrower has otherwise disclosed in writing to CIBC with specific reference to this paragraph, there is no action, suit or proceeding (whether or not purportedly on behalf of any of the Borrower and its Subsidiaries) pending or, to the knowledge of the Borrower, threatened, against or affecting any of its Borrower and its Subsidiaries before any court or before or by any governmental department, commission or agency, in Canada or elsewhere, or before any arbitrator or board, and none of the Borrower and its Subsidiaries is in default with respect to any order or award of any arbitrator or government department, commission or agency.

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(e)

The Borrower has delivered to CIBC a true and complete copy of its most recent financial statements, and such financial statements present fairly the financial position of the Borrower, in accordance with US GAAP, as of the date thereof and for the fiscal period then ended. All financial statements of the Borrower delivered by the Borrower to CIBC after the date of this Agreement will present fairly the financial position of the Borrower, in accordance with US GAAP, as of the dates thereof and for the fiscal periods then ended.

(f)

Since the date of the most recent financial statements of the Borrower delivered to CIBC, there has occurred no event which (individually or with any other events) has had, or which may reasonably be expected to have, a Material Adverse Effect.

The Borrower has not failed to observe or perform (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement.

(g)

Except as disclosed in writing by the Borrower to CIBC prior to the date of this Agreement with specific reference to this paragraph, to the best knowledge of the Borrower, (i) the business carried on and the property owned or used at any time by any of the Borrower and its Subsidiaries and their respective predecessors (including the lands owned or occupied by any of them and the waters on or under such lands) have at all times been carried on, owned or used in compliance with all environmental laws; (ii) none of the Borrower and its Subsidiaries is subject to any proceeding alleging the violation of any environmental law, and no part of its business or property is the subject of any proceeding to evaluate whether remedial action is needed as a result of the release from or presence of any hazardous substance on any lands owned or occupied by it; (iii) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the release from or presence of any hazardous substance on any lands used in or related to the business or property of any of the Borrower and its Subsidiaries or on any lands on which any of the Borrower and its Subsidiaries has disposed or arranged for the disposal of any materials arising from the business carried on by it, or regarding the violation of any environmental law by any of the Borrower and its Subsidiaries or by any other person for which it is responsible; (iv) all hazardous substances disposed of, treated or stored on lands owned or occupied by any of the Borrower and its Subsidiaries have been disposed of, treated and stored in compliance with all environmental laws; (v) there are no proceedings and there are no circumstances or material facts which could give rise to any proceeding in which it is or could be alleged that any of the Borrower and its Subsidiaries is responsible for any domestic or foreign clean up or remediation of lands contaminated by hazardous substances or for any other remedial or corrective action under any environmental laws; (vi) each of the Borrower and its Subsidiaries has maintained all environmental and operating documents and records relating to its business and property in the manner and for the time periods required by any environmental laws and has never had conducted an environmental audit of its business or property; and (vii) the Borrower is not aware of any pending or proposed change to any environmental law which would render illegal or materially adversely affect its business or property.

(h)

No representation or warranty made by the Borrower herein or in any other document furnished to CIBC from time to time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All projections and pro forma information delivered to CIBC from time to time by the Borrower were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery. There is no fact known to the Borrower on the date of this Agreement which has had, or which has a reasonable possibility of having, a Material Adverse Effect.

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6.2 Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the obtaining of amounts under the Credits, and the delivery of each Notice of Borrowing and the obtaining of any amount under any Credit shall constitute a reaffirmation on and as of such delivery date and such borrowing date, in each case by reference to the then-existing facts and circumstances, of all representations and warranties contained in this Agreement.

7. FINANCIAL COVENANTS

7.1 Calculation. All financial covenants will be calculated including the Borrower and its Subsidiaries on a consolidated basis, and each amount derived from the Borrower’s profit and loss statement shall be calculated as the total of such amount during the Borrower’s four most recently-completed fiscal quarters (or, if agreed upon by CIBC in its sole discretion, during the Borrower’s most recently-completed fiscal year), as shown in the Borrower’s most recent financial statements delivered to CIBC.

7.2 Certain Definitions. In this Agreement the following terms have the following meanings:

“Adjusted Debt Service Ratio” means, for any period, the ratio of the sum of (i) EBITDA for such period, (ii) all management bonuses and similar payments deducted in the calculation of such EBITDA but not paid out during such period (and with respect to which the entitlement to receive payment thereof has been postponed in a manner satisfactory to CIBC) and (iii) all management bonuses and similar payments deducted in the calculation of such EBITDA and paid out during such period, and which have then been loaned back to the Borrower during such period by way of Postponed Debt, to Debt Service Requirements.

“Cash Coverage Ratio” means the ratio of EBITDA to Interest Expense.

“Current Assets” means assets that would be shown as current assets on a consolidated balance sheet of the Borrower prepared in accordance with US GAAP, and would include such assets as cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, but shall exclude for the purpose of this definition all amounts due from Affiliates.

“Current Liabilities” means liabilities that would be shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with US GAAP, and would include such liabilities as Debt that is or will become payable within one year or one operating cycle, whichever is longer, accounts payable, accrued expenses and deferred revenue.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Debt” means, with respect to any person, (i) an obligation of such person for borrowed money, (ii) an obligation of such person evidenced by a note, bond, debenture or other similar instrument, (iii) an obligation of such person for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms, (iv) a capitalized lease obligation of such person, (v) a guarantee, indemnity, or financial support obligation of such person, determined in accordance with US GAAP, (vi) an obligation of such person or of any other person secured by a Lien on any property of such person, even though such person has not otherwise assumed or become liable for the payment of such obligation, (vii) an obligation arising in connection with an acceptance facility or letter of credit issued for the account of such person, or (viii) a share in the capital of such person that is redeemable by such person either at a fixed time or on demand by the holder of such share (valued at the maximum purchase price at which such person may be required to redeem, repurchase or otherwise acquire such share).

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“Debt to EBITDA Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to EBITDA.

“Debt Service Ratio” means the ratio of EBITDA to Debt Service Requirements.

“Debt Service Requirements” means (i) all permanent principal payments in respect of Debt made or required to be made during such period, (ii) Interest Expense for such period, and (iii) all dividends paid during such period on all preferred shares of the Borrower.

“Debt to Effective Equity Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis minus all Postponed Debt, to Tangible Net Worth plus all Postponed Debt.

“Debt to Equity Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to Shareholders’ Equity.

“Debt to Tangible Net Worth Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to Tangible Net Worth.

“EBIT” means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense and income taxes.

“EBITDA” means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense, income taxes, depreciation and amortization.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of (i) Debt Service Requirements, and (ii) cash income taxes and (iii) capital expenditures for maintenance purposes and (iv) capital expenditures.

“Intangible” includes without limitation such personal property as goodwill; copyrights, patents and trademarks; franchises; licences, leases; research and development costs; and deferred development costs.

“Interest Coverage Ratio” means the ratio of EBIT to Interest Expense.

“Interest Expense” means, for any period, the aggregate amount accrued (whether or not payable or paid) during such period in accordance with US GAAP on account of (i) interest expense including amortization of debt discount and debt issuance costs, capitalized interest, standby fees, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and (ii) the interest expense components of all capitalized lease obligations.

“Net Income” means, for any period, the consolidated net income (loss) of the Borrower for such period, calculated in accordance with US GAAP before extraordinary items but excluding (i) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or is amalgamated with or consolidated into the Borrower or into any of its Subsidiaries or such person’s property is acquired by the Borrower or any of its Subsidiaries, and (ii) any after-tax gains (but not pre-tax losses) attributable to dispositions of property out of the ordinary course of business.

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“Postponed Debt” means any Debt for borrowed money of any of the Borrower and its Subsidiaries that is incurred at such time as no failure by the Borrower to perform or observe any of its covenants in this Agreement is continuing or would be created by the incurrence thereof (to be evidenced by pro forma financial statements delivered to CIBC) and which has the following attributes: (i) no principal thereof is repayable so long as any amount is owed by the Borrower to CIBC (or until such earlier date as CIBC may agree upon in writing), (ii) no covenant with respect to such Debt is more onerous than or in addition to the covenants specified herein, and (iii) all rights of the holder of such Debt are postponed and subordinated to all rights of CIBC under or in respect of the Credits pursuant to a subordination agreement containing payment and non-payment default standstills and other provisions satisfactory in form and substance to CIBC.

“Restricted Payments” means any payment by any person (i) of any dividends on any of its shares, (ii) on account of the purchase, redemption or other acquisition of any of its shares or any rights to acquire any such shares, or any other distribution in respect of any of its shares, (iii) of any principal, interest or other amount in respect of any Postponed Debt, or (iv) by way of gift or other gratuity or in an amount exceeding an arms-length amount to any of its shareholders or affiliates or to any director or officer thereof.

“Senior Debt” means all Debt of the Borrower and its Subsidiaries, less all Postponed Debt.

“Senior Debt to EBITDA Ratio” means the ratio of Senior Debt to EBITDA.

“Shareholders’ Equity” means the amount which would, in accordance with US GAAP, then be included as shareholders’ equity on a consolidated balance sheet of the Borrower.

“Tangible Net Worth” means Shareholders’ Equity less all amounts that would be included on a consolidated balance sheet of the Borrower as amounts owed by any Affiliate of the Borrower or as Intangibles.

“Total Liabilities to Effective Equity Ratio” means the ratio of all amounts that would be included as liabilities on a consolidated balance sheet of the Borrower minus Postponed Debt, to Tangible Net Worth plus all Postponed Debt.

“Total Liabilities to Tangible Net Worth Ratio” means the ratio of all amounts that would be included as liabilities on a consolidated balance sheet of the Borrower, to Tangible Net Worth.

“Working Capital” means the excess of Current Assets over Current Liabilities.

8. BANKERS’ ACCEPTANCES

8.1 Power of Attorney. To facilitate the issuance of Bankers’ Acceptances under the Credits, the Borrower appoints CIBC to execute, endorse and deliver on behalf of the Borrower drafts in the form or forms prescribed by CIBC for bankers’ acceptances denominated in Canadian dollars (each such executed draft which has not yet been accepted by CIBC is referred to herein as a “Draft”). Each Bankers’ Acceptance executed and delivered by CIBC on behalf of the Borrower as provided herein shall be binding upon the Borrower as if it had been executed and delivered by a duly authorized officer or officers of the Borrower.

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8.2 Drafts. Notwithstanding the above section, the Borrower will from time to time provide to CIBC if so required by CIBC an appropriate number of Drafts drawn by the Borrower upon CIBC and payable and endorsed as specified by CIBC. The dates, maturity dates and face amounts of all Drafts delivered by the Borrower shall be left blank, to be completed by CIBC as required. All such Drafts shall be held by CIBC subject to the same degree of care as if they were such Lender’s own property. CIBC will, upon written request by the Borrower, advise the Borrower of the number and designations, if any, of the Drafts of the Borrower then held by it. CIBC shall not be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide appropriate Drafts to CIBC on a timely basis.

8.3 Term and Amount. The term of all Bankers’ Acceptances issued pursuant to any Notice of Borrowing must be identical. Each Bankers’ Acceptance shall be in a face amount of $100,000 or any whole multiple thereof, and the aggregate face amount of Bankers’ Acceptances issued pursuant to any Notice of Borrowing must not be less than $1,000,000. Each Bankers’ Acceptance will be dated the date on which it is issued, and will be for a term of one, two, or three months or such other period as may be agreed to by CIBC.

8.4 Calculation of Fee. The fee for any Bankers’ Acceptance will be calculated, at the rate specified, on the basis of the face amount and term of such Bankers’ Acceptance.

8.5 Payment of Fee. Upon acceptance of a Draft the Borrower will pay to CIBC the related fee specified in this Agreement, and to facilitate payment CIBC will be entitled to deduct and retain for its own account the amount of such fee from the amount to be paid by CIBC to the Borrower as the purchase price for the resulting Bankers’ Acceptance.

8.6 Purchase by CIBC. Each Bankers’ Acceptance will be purchased by CIBC for a price which produces a yield thereon equal to the Bankers’ Acceptance Yield then in effect. Such price will be credited by CIBC to the applicable Operating Account.

8.7 No Market. If CIBC determines in good faith, which determination will be conclusive and binding on the Borrower, and so notifies the Borrower, that there does not exist at the applicable time a normal market in Canada for the purchase and sale of bankers’ acceptances, then notwithstanding any other provision hereof any obligation of CIBC to purchase Bankers’ Acceptances will be suspended until CIBC determines that such market does exist and gives notice thereof to the Borrower, and any Notice of Borrowing requesting Bankers’ Acceptances will be deemed to be a Notice of Borrowing requesting Loans in Canadian dollars in a similar aggregate principal amount.

8.8 Payment on Maturity. On the maturity of each Bankers’ Acceptance the Borrower will pay to CIBC, for the account of the holder of such Bankers’ Acceptance, Canadian dollars in an amount equal to the face amount of such Bankers’ Acceptance. The obligation of the Borrower to make such payment is absolute and unconditional, and will not be prejudiced by the fact that the holder of any such Bankers’ Acceptance is CIBC. No days of grace may be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance. If the Borrower does not make such payment, the amount of such payment shall be deemed to be a loan in Canadian dollars made to the Borrower by CIBC and payable on demand. The Borrower hereby confirms the application of the proceeds of such loan in payment of the liability of the Borrower with respect to the related Bankers’ Acceptance.

8.9 Cash Collateralization. If any Bankers’ Acceptance is outstanding at any time that an Event of Default occurs, the Borrower will forthwith upon demand by CIBC pay to CIBC, for the account of the holder of such Bankers’ Acceptance, Canadian dollars in an amount equal to the face amount thereof. Such funds shall be held by CIBC for payment of the liability of the Borrower in respect of such Bankers’ Acceptance on the maturity thereof.

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8.10 Signatures on Drafts. The signature of any duly authorized officer of the Borrower on a Draft may be mechanically reproduced in facsimile or other electronic form acceptable to CIBC, and all Drafts bearing such facsimile or electronic signature shall be binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such person whose manual, facsimile or electronic signature appears on such Draft may no longer hold office at the date thereof or at the date of acceptance of such Draft by CIBC or at any time thereafter.

8.11 Undisbursed Credit. For the purpose of calculating the undisbursed amount of any Credit and for any other relevant provision of this Agreement, the amount constituted by any Bankers’ Acceptance shall be the face amount thereof.

8.12 Certain Definitions. In this Agreement the following terms shall have the following meanings:

“Bankers’ Acceptance” or “BIA” means a Draft which has been accepted by CIBC pursuant to a Credit.

“Bankers Acceptance Yield” means, with respect to any Bankers’ Acceptance to be purchased by CIBC at any time, the annual yield resulting from the price at which CIBC is offering to purchase at such time bankers’ acceptances accepted by it having a term identical to such Bankers’ Acceptance and in a comparable face amount to the Bankers’ Acceptances to be purchased by CIBC from the Borrower at such time.

“face amount” means, with respect to any Bankers’ Acceptance, the principal amount thereof payable on the maturity thereof.

9. LETTERS OF CREDIT

The following terms apply to each Letter of Credit issued by CIBC for the Borrower whether issued under any Credit or otherwise.

9.1 Reimbursement, Payment or Prepayment. The Borrower agrees, forthwith upon demand by CIBC, to provide CIBC with cash in the proper currency to meet each drawing that CIBC is required to pay under an L/C or to reimburse CIBC for each drawing that CIBC has paid under an L/C. If we demand payment of any Credit under which a Letter of Credit is outstanding, or if the Borrower elects to permanently repay or terminate any Credit under which a Letter of Credit is outstanding, the Borrower must provide CIBC with cash, in the same currency as the L/C, or marketable securities satisfactory to us (collectively the “Cash Collateral”) in an amount equal to CIBC’s maximum potential liability under the L/C. The Cash Collateral will be held by us as security for, and may be applied to satisfy obligations under the L/C or otherwise under any Credit. We shall release any Cash Collateral that is no longer required for such purposes.

9.2 Neither CIBC nor any of its correspondents shall be liable for the use which may be made with respect to any L/C; any acts or omissions of the beneficiary of any L/C including the application of any payment made to such beneficiary; the form, validity, sufficiency, correctness, genuineness or legal effect of any document relating to any L/C, even if such document should prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged; any failure of the beneficiary of any L/C to meet the obligations of such beneficiary to the Borrower or to any other person; or any failure by CIBC to make payment under any L/C as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or governmental authority or as a result of any other cause beyond the control of CIBC. The obligations of the Borrower under this Clause 9 are absolute and unconditional under all circumstances including without limitation any matter referred to above.

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9.3 Indemnity. The Borrower hereby indemnifies and agrees to hold CIBC harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences which CIBC may incur, sustain or suffer, other than as a result of its own negligence or wilful misconduct, as a result of issuing or amending an L/C, including legal and other expenses incurred by CIBC in any action to compel payment by CIBC under an L/C or to restrain CIBC from making payment under an L/C. Any amounts due under this indemnity shall form part of the Debt.

9.4 L/C Fees. Unless the Borrower has made other arrangements with us, we will automatically debit the operating account of the Borrower for all fees payable with respect to L/Cs. Any Overdraft in the operating account in excess of any Credit Limit attached to the operating account will bear interest at the Excess Interest Rate.

9.5 Standard Agreements. The terms and conditions of our standard Application for Irrevocable Documentary Credit or Application for Standby Letter of Credit, as applicable, and any of our other standard documentation relating to L/C’s, in effect from time to time will be applicable to each L/C whether or not any such Application or other documentation has been executed by or on behalf of the Borrower. A copy of any such Application or other documentation is available from CIBC.

9.6 Unless otherwise specified in the applicable Application or other documentation referred to above, and subject to any provision herein to the contrary, each L/C shall be subject to the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, as applicable, of the International Chamber of Commerce current at the time of issuance of such L/C.

9.7 Cash Collateralization. If any Letter of Credit or Acceptance is outstanding at any time that the Borrower has failed to perform or observe (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement or at the date of termination of the applicable Credit, the Borrower will forthwith pay to CIBC, in the currency of such Letter of Credit or Acceptance, as the case may be, funds in an amount equal to the total maximum actual and contingent liability of CIBC pursuant thereto. Such funds will be held by CIBC for payment of the liability of the Borrower in respect of such Letter of Credit or Acceptance, as the case may be, and any excess thereof will be applied to any other liabilities of the Borrower pursuant to the Credits or will be returned to the Borrower at such time as no such liabilities exist or may arise.

9.8 Undisbursed Credit. For the purpose of calculating the undisbursed amount of any Credit and for any other relevant provision of this Agreement, the amount constituted by any Letter of Credit or Acceptance shall be the total maximum actual and contingent liability of CIBC pursuant thereto.

9.9 Definitions. In this Agreement, the following terms shall have the following meanings:

“Acceptance” means an outstanding bill of exchange which CIBC has accepted at the request of the Borrower and which CIBC is therefore obligated to pay at maturity.

“Letter of Credit” or “L/C” means a documentary or standby letter of credit, a letter of guarantee or a similar instrument, as the context may require, in form and substance satisfactory to CIBC.

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10. INSTALMENT LOANS

10.1 Instalment Loans. The following terms apply to each Instalment Loan:

(a)

Non-revolving Loans. Unless otherwise stated in this Agreement, any Instalment Loan is non-revolving. This means that any principal repayment is not available to be re-borrowed, and permanently reduces the amount of such Instalment Loan.

(b)	Floating Rate Instalment Loans. Floating Rate Instalment Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest, as described below:

(i)

Blended payments. If a Floating Rate Instalment Loan has blended payments, the amount of the monthly payments is fixed for the term of such Loan, but the interest rate will vary with changes in the Prime Rate, US Base Rate, Bankers Acceptance Yield, LIBO Rate, or any SOFR Benchmark Rate (as the case may be). If the applicable Prime Rate, US Base Rate, Bankers Acceptance Yield, LIBO Rate, or any SOFR Benchmark Rate (as the case may be) during any month is lower than it was at the outset, a larger portion of the monthly payment will be allocated to principal and as a result such Loan may be repaid prior to its original maturity. If, however, the applicable Prime Rate, US Base Rate, Bankers Acceptance Yield, LIBO Rate, or SOFR Benchmark Rate (as the case may be) is higher than it was at the outset, the amount of principal that is repaid will be reduced, and as a result there may remain principal outstanding on the original maturity date.

(ii)

Payments of principal plus interest. If a Floating Rate Instalment Loan has specified principal payments, in addition to interest, such principal payments are due on each specified payment date. The interest payment is also due on the same date, and will usually be a different amount each month due to the reducing balance of the Loan, the number of days in the month, and changes in the applicable Prime Rate, US Base Rate, Bankers Acceptance Yield, LIBO Rate, or any SOFR Benchmark Rate (as the case may be) during the month and from month to month.

(c)	Prepayment. Unless otherwise specified in this Agreement:

(i)	all or part of a Floating Rate Instalment Loan may be prepaid at any time without penalty; and

(ii)	all (but not part) of a Fixed Rate Instalment Loan may be prepaid provided that the Borrower also pays to CIBC, on the prepayment date, any amount determined by CIBC in accordance with the terms and conditions provided for in the Agreement.

(d)	Demand of Fixed Rate Instalment Loans. Upon demand for payment of a Fixed Rate Instalment Loan the Borrower will pay to CIBC the prepayment fee specified in clause 10.1(c)(ii) above.

(e)	Certain Definitions. In this Agreement the following terms have the following meanings:

“Fixed Rate Instalment Loan” means an Instalment Loan with respect to which interest is payable at a fixed annual rate of interest (as opposed to being payable on the basis of the Prime Rate, the US Base Rate, Bankers Acceptance Yield, LIBO Rate, or any SOFR Benchmark Rate (as the case may be)).

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“Floating Rate Instalment Loan” means an Instalment Loan with respect to which interest is payable on the basis of the Prime Rate, the US Base Rate, Bankers Acceptances Yield, LIBO Rate, or any SOFR Benchmark Rate (as the case may be).

“Instalment Loan” means a loan that is repayable either in fixed instalments of principal, plus interest, or in blended instalments of both principal and interest, and that (notwithstanding any such specified instalments) is repayable on demand by CIBC at any time if so specified in this Agreement.

11. LIBO RATES AND LIBOR LOANS

11.1 Selection of LIBOR Periods. The Borrower shall select the term of each LIBOR Period with respect to each LIBOR Loan made or to be made available to it by telephone notice (to be confirmed the same day in writing) or other Electronic Communication received by CIBC not later than 10:00 a.m. on the third Business Day prior to the commencement of such LIBOR Period. The first LIBOR Period for each LIBOR Loan will commence on (and include) the date of advance of such LIBOR Loan, and each LIBOR Period occurring thereafter for such LIBOR Loan will commence on (and include) the last day of the immediately preceding LIBOR Period for such LIBO Loan. In each case, a LIBOR Period will end on the day in the last calendar month included therein that numerically corresponds to the first day of such LIBOR Period. Notwithstanding the foregoing: (i) if CIBC has not received due notice of renewal of the LIBOR Period with respect to any outstanding LIBOR Loan in accordance with the first sentence of this section, such LIBOR Loan will be automatically converted on the expiry of such existing LIBOR Period to a Loan bearing interest on the basis of the US Base Rate; (ii) any LIBOR Period that begins on the last Business Day in a calendar month, or on a day for which there is no numerically corresponding day in the calendar month in which such LIBOR Period would otherwise end, will end on the last Business Day in the calendar month in which such LIBOR Period would otherwise end; (iii) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period will end on the next Business Day; provided, however, that if such next Business Day falls in the next calendar month, such LIBOR Period will end on the preceding Business Day; (iv) all LIBOR Periods in effect at any time must end on not more than five different days; and (v) if, on the day that the Borrower delivers a Notice of Borrowing or otherwise notifies CIBC of the selection of a LIBOR Period with respect to any LIBOR Loan made or to be made to the Borrower, or on the day that any such LIBOR Period is to become effective, there exists any failure by the Borrower (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, then, at the option of CIBC, in the case of any Loan then outstanding as a LIBOR Loan, on the last day of the LIBOR Period then applicable thereto the interest thereon shall cease to be calculated hereunder on the basis of a LIBO Rate and shall commence to be calculated hereunder on the basis of the US Base Rate, and in the case of any LIBOR Loan to be made hereunder, the applicable Notice of Borrowing shall be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the US Base Rate.

11.2 Failure of the LIBO Rate. If at any time CIBC determines (which determination shall be conclusive and binding) for any reason that (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate to be applicable during any LIBOR Period, or (ii) the LIBO Rate does not adequately reflect the effective cost to CIBC of the funds to be used by it to make or continue the applicable Loan for any LIBOR Period, or (iii) US dollars in the amount of the applicable Loan are not readily available to CIBC for the applicable LIBOR Period in the London interbank market, then CIBC shall give notice thereof (by telephone to be confirmed the same day in writing) or by other Electronic Communication to the Borrower. On the last day of the LIBOR Period then applicable thereto, the interest on each Loan then outstanding from CIBC as a LIBOR Loan shall cease to be calculated hereunder on the basis of a LIBO Rate and shall commence to be calculated hereunder on the basis of the SOFR Benchmark Rate that is to apply following the LIBOR Conversion Date as set out in the attached letter agreement (the “Selected SOFR Benchmark Rate”). Any Notice of Borrowing which has been delivered to CIBC requesting a LIBOR Loan on a day on or subsequent to such notification date will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the Selected SOFR Benchmark Rate (and in the case of the Adjusted Term SOFR Rate for a SOFR Period comparable to the requested LIBOR Period (or if there is no comparable SOFR Period, then for a SOFR Period of one (1) month)) upon the terms and conditions for the applicable SOFR Loans set out in this Agreement. For certainty, the Borrower will not be entitled to obtain any further LIBOR Loans from CIBC and any Loan that would otherwise have been made by CIBC as a LIBOR Loan shall instead be made by CIBC as a Loan in US dollars bearing interest on the basis of the Selected SOFR Benchmark Rate (and in the case of the Adjusted Term SOFR Rate for SOFR Periods chosen by the Borrower) in accordance with the terms of this Agreement.

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11.3 Interest Payment Dates. Interest on each LIBOR Loan is payable on the last day of each LIBOR Period applicable thereto and also, with respect to each LIBOR Period of a term longer than three months, at the end of each three-month period included therein.

11.4 Certain Definitions. In this Agreement the following terms have the following definitions:

“LIBO Rate” means, with respect to each LIBOR Period for each LIBOR Loan, an annual interest rate equal to the rate at which CIBC is offered deposits of US dollars by leading banks in the London interbank market as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period for a period equal to the number of months comprised therein and in an amount equal to the amount of such LIBOR Loan.

“LIBOR Loan” means any loan with respect to which interest is calculated hereunder for the time being on the basis of the LIBO Rate.

“LIBOR Period” means, from time to time with respect to a LIBOR Loan, the applicable interest period of one, two, three or six months, as selected in accordance with the provisions hereof.

12. SMALL BUSINESS FINANCING LOANS

12.1 Purpose. The Borrower acknowledges and represents that (i) the purpose of each SBFL is as specified in the related SBFL Application, and (ii) all information and supporting documents presented to CIBC in connection with each SBFL are, to the best of the Borrower’s knowledge, after due enquiry, accurate and complete.

12.2 Prepayment of a fixed rate SBFL. The Borrower may prepay up to 10% of the principal amount of a fixed rate SBFL on each anniversary date of the advance of such SBFL, on a non-cumulative basis, without premium. The Borrower may prepay any additional principal, or may make a prepayment at any other time, upon payment to CIBC of a prepayment fee equal to the greater of three months’ interest on the prepaid amount, and the amount by which (i) the net present value of the prepaid amount for the remainder of the SBFL term exceeds (ii) the net present value of a loan for the prepaid amount if it were made on the prepayment date for the remainder of the SBFL term, in both cases calculated by CIBC as required by the Canada Small Business Financing Act.

12.3 Default. Upon the occurrence of a default under a SBFL, CIBC will give the Borrower IO days to remedy the default, except for a failure to pay any amount when due, in which case the Borrower will have three days to remedy the default. If a default occurs because CIBC has made demand for payment of another amount owing by the Borrower to CIBC, then that demand for payment will also constitute notice of default under the SBFL. If the default is not fully remedied at the end of the notice period, the outstanding amount of the SBFL will become due and payable without further notice.

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12.4 Certain Definitions. In this Agreement the following terms have the following meanings:

“SBFL” means a loan made under a Credit in accordance with and subject to the benefits of the Canada Small Business Financing Act.

“SBFL Application” means the application made by the Borrower to CIBC for a SBFL.

13. SOFR AND SOFR LOANS

13.1 Selection of SOFR Periods for SOFR (TS) Loans

The Borrower shall select the term of each SOFR Period with respect to each SOFR (TS) Loan made or to be made available to it by telephone notice (to be confirmed the same day in writing) or Electronic Communication received by CIBC not later than 10:00 a.m. on the third Business Day prior to the commencement of such SOFR Period. The first SOFR Period for each SOFR (TS) Loan will commence on (and include) the date of advance of such SOFR (TS) Loan, and each SOFR Period occurring thereafter for such SOFR (TS) Loan will commence on (and include) the last day of the immediately preceding SOFR Period for such SOFR (TS) Loan. In each case, a SOFR Period will end on the day in the last calendar month included therein that numerically corresponds to the first day of such SOFR Period. Notwithstanding the foregoing:

(a)

if CIBC has not received due notice of renewal of the SOFR Period with respect to any outstanding SOFR (TS) Loan in accordance with the first sentence of this section, such SOFR (TS) Loan will be automatically converted on the expiry of such existing SOFR Period to a Loan bearing interest on the basis of the US Base Rate or the Daily SOFR Rate as determined by CIBC in its discretion and notice of which has been given to the Borrower;

(b)

Any SOFR Period that begins on the last Business Day in a calendar month, or on a day for which there is no numerically corresponding day in the calendar month in which such SOFR Period would otherwise end, will end on the last Business Day in the calendar month in which such SOFR Period would otherwise end;

(c)

If any SOFR Period would otherwise end on a day that is not a Business Day, such SOFR Period will end on the next Business Day; provided, however, that if such next Business Day falls in the next calendar month, such SOFR Period will end on the preceding Business Day; and

(d)	all SOFR Periods in effect at any time must end on not more than five different days.

13.2 Calculations and Interest Payment Dates. The following terms apply to all SOFR Loan calculations:

(a)

The Term SOFR Rate or Adjusted Term SOFR Rate for any SOFR Period or the Daily SOFR Rate or Adjusted Daily SOFR Rate, as the case may be, shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate. Each change in the Term SOFR Rate or Daily SOFR Rate, as the case may be, shall apply automatically to change the applicable interest rate without notice to the Borrower.

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(b)

Interest on each SOFR Loan shall be computed on a daily basis upon the outstanding principal amount of such SOFR Loan as of the applicable date of determination for the actual number of days elapsed divided by 360.

(c)

Interest on each SOFR (TS) Loan is payable in arrears on the last day of each SOFR Period applicable thereto and also, with respect to each SOFR Period of a term longer than three months, at the end of each three month period included therein.

(d)

Interest on each SOFR (DS) Loan is payable in arrears once a month (or such other period as may be agreed between the Borrower and CIBC) on the day required by CIBC, unless otherwise specified in this Agreement; provided that if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day.

13.3 Prepayment. The Borrower shall provide to CIBC at least five (5) days prior written notice of any prepayment of a SOFR Loan and shall pay to CIBC all breakage costs suffered or incurred by CIBC if any SOFR (TS) Loan is repaid on a date other than the last day of its then current SOFR Period or if any SOFR (DS) Loan is repaid on a date other than its interest payment date or maturity or final payment date, in each case as determined and calculated by CIBC in accordance with its customary practice.

13.4 Default. If, at any time there exists any failure by the Borrower (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, then, at the option of CIBC, (a) the Borrower will not be entitled to borrow any further SOFR Loans and all outstanding Notices of Borrowing for any SOFR Loan shall be deemed to be a request for a Loan in US dollars in the same amount bearing interest on the basis of the US Base Rate, (b) in the case of all then outstanding SOFR (TS) Loans, on the last day of their respective then current SOFR Periods, the interest thereon shall cease to be calculated hereunder on the basis of the Term SOFR Rate or an Adjusted Term SOFR Rate, as the case may be, and shall commence to be calculated on the basis of the US Base Rate, and (c) in the case of all then outstanding SOFR (DS) Loans, on their immediately following interest payment date the interest thereon shall cease to be calculated on the basis of the Daily SOFR Rate or an Adjusted Daily SOFR Rate, and shall commence to be calculated on the basis of the US Base Rate.

13.5 Failure of SOFR. If at any time:

(a)

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR or any applicable SOFR Benchmark Rate cannot be determined pursuant to the definition thereof; or

(b)

CIBC determines for any reason (which determination shall be conclusive and binding absent manifest error) that SOFR or any applicable SOFR Benchmark Rate with respect to a SOFR Loan does not adequately and fairly reflect the cost to CIBC of funding or maintaining such SOFR Loan; or

(c)	A Benchmark Transition Event has occurred and a Replacement Benchmark Rate has not yet been chosen and implemented by CIBC in accordance with Sections 13.7 and 13.8 below,

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then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by Electronic Communication to the Borrower. On the effective date of such notice, or in the case of any affected SOFR (TS) Loan, on the last day of the SOFR Period for such outstanding SOFR (TS) Loan occurring on or after the effective date of such notice, the interest on such SOFR Loan shall cease to be calculated on the basis of the affected SOFR Benchmark Rate, and shall commence to be calculated on the basis of the US Base Rate. Any Notice of Borrowing which has been delivered to CIBC requesting an affected SOFR Loan on a day on or subsequent to such notification date will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the US Base Rate. The Borrower will not be entitled to obtain any affected SOFR Loan from CIBC so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by CIBC as an affected SOFR Loan shall instead be made as a Loan in US Dollars bearing interest on the basis of the US Base Rate.

13.6 Illegality. If CIBC determines that any applicable law has made it unlawful, or that any domestic or foreign court or government or governmental authority has asserted that it is unlawful, for CIBC or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any applicable SOFR Benchmark Rate, or to determine or charge interest rates based upon any applicable SOFR Benchmark Rate, then, upon written notice thereof by CIBC to the Borrower, (a) any obligation of CIBC to make or maintain the affected SOFR Loans, and any right of the Borrower to borrow or continue the affected SOFR Loans, shall be suspended, and (b) unless otherwise specified in the notice to the Borrower, the interest on each affected SOFR Loan shall forthwith cease to be calculated on the basis of the applicable SOFR Benchmark Rate, and shall commence to be calculated on the basis of the US Base Rate. The Borrower will not be entitled to obtain any affected SOFR Loan from, or maintain any existing affected SOFR Loan with, CIBC so long as any such condition shall continue to exist, and any Loan that would otherwise have been made or maintained as an affected SOFR Loan shall instead be made or maintained as a Loan in US Dollars bearing interest on the basis of the US Base Rate. Upon any such conversion to a Loan in US Dollars bearing interest on the basis of the US Base Rate, the Borrower shall also pay any additional amounts required pursuant to Section 13.3 above.

13.7 Discontinuance of Term SOFR Rates. If at any time, on or prior to the first day of any SOFR Period for any SOFR (TS) Loan:

(a)

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR or Term SOFR Rates have ceased or will cease to be available for the available SOFR Period(s), permanently or indefinitely; or

(b)

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR or Term SOFR Rates for all available SOFR Periods are no longer, or as of a specified future date will no longer be, representative (or generally used or accepted as a benchmark rate for U.S. Dollar denominated syndicated or bilateral credit facilities) or do not, or as of a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks,

(each a “TS Benchmark Transition Event”), then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by Electronic Communication to the Borrower. On the last day of the SOFR Period for each outstanding SOFR (TS) Loan occurring on or after the effective date of such notice, the interest on such SOFR (TS) Loan shall cease to be calculated on the basis of a Term SOFR Rate or an Adjusted Term SOFR Rate, as the case may be, and subject to Section 13.5(c), shall commence to be calculated at the option of CIBC (exercised by further notice in writing to the Borrower) either (i) on the basis of the Daily SOFR Rate plus (A) an amount equal to the DS SOFR Adjustment set out in such further notice plus (8) the margin set out in the attached letter agreement for SOFR (TS) Loans, or (ii) the sum of: (A) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant governmental authority or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the Term SOFR Rate or Adjusted Term SOFR Rate, as the case may be, and (B) the related Benchmark Replacement Adjustment (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, the “TS Replacement Benchmark Rate”).

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If the TS Replacement Benchmark Rate would at any time be less than zero (0), the TS Replacement Benchmark Rate will be deemed to be zero (0) for the purposes of this Agreement and the other Loan or security documents. Any Notice of Borrowing which has been delivered to CIBC requesting a SOFR (TS) Loan on a day on or subsequent to the effective date of such notification will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the TS Replacement Benchmark Rate. The Borrower will not be entitled to obtain any SOFR (TS) Loan from CIBC based on the Term SOFR Rate or Adjusted Term SOFR Rate, as the case may be, so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by CIBC as a SOFR (TS) Loan shall instead be made as a Loan in US Dollars bearing interest on the basis of the TS Replacement Benchmark Rate.

13.8 Discontinuance of Daily SOFR Rate. If at any time:

(a)

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR, Daily SOFR Rates or Adjusted Daily SOFR Rates have ceased or will cease to be available, permanently or indefinitely; or

(b)

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR, Daily SOFR Rates or Adjusted Daily SOFR Rates are no longer, or as of a specified future date will no longer be, representative (or generally used or accepted as a benchmark rate for U.S. Dollar denominated syndicated or bilateral credit facilities) or do not, or as of a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks,

(each a “OS Benchmark Transition Event”), then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by Electronic Communication to the Borrower. On the effective date of such notice, the interest on each SOFR (DS) Loan shall cease to be calculated on the basis of a Daily SOFR Rate or an Adjusted Daily SOFR Rate, as the case may be, and subject to Section 13.5(c), shall commence to be calculated at the option of CIBC (exercised by further notice in writing to the Borrower) either (i) on the basis of US Base Rate, or (ii) the sum of: (A) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant governmental authority or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the Daily SOFR Rate or Adjusted Daily SOFR Rate, as the case may be, and (B) the related Benchmark Replacement Adjustment (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, the “DS Replacement Benchmark Rate”).

If the DS Replacement Benchmark Rate would at any time be less than zero (0), the DS Replacement Benchmark Rate will be deemed to be zero (0) for the purposes of this Agreement and the other Loan or security documents. Any Notice of Borrowing which has been delivered to CIBC requesting a SOFR (DS) Loan on a day on or subsequent to the effective date of such notification will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the DS Replacement Benchmark Rate. The Borrower will not be entitled to obtain any SOFR (DS) Loan from CIBC based on the Daily SOFR Rate or Adjusted Daily SOFR Rate so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by CIBC as a SOFR (DS) Loan shall instead be made as a Loan in US Dollars bearing interest on the basis of the DS Replacement Benchmark Rate.

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13.9 Benchmark Replacement.

(a)

Notwithstanding anything to the contrary in this Agreement or any other loan or security document, if a Benchmark Transition Event has occurred and notice of the Replacement Benchmark Rate has been given to the Borrower and become effective, such Replacement Benchmark Rate will replace the applicable SOFR Benchmark Rate, for all purposes under this Agreement and every other loan and security document without any amendment to, or further action or consent of any other party to, this Agreement or any other loan or security document except for the Benchmark Replacement Conforming Changes determined by CIBC to be necessary or desirable and written notice of which have been given to the Borrower.

(b)

In connection with the implementation of a Replacement Benchmark Rate, CIBC will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or any other loan or security document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective upon written notice to the Borrower without any further action or consent of any other party to this Agreement or any other loan or security document.

(c)

Any determination, decision or election that may be made by CIBC under this Section 13 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in CIBC’s sole discretion and without consent from any other party to this Agreement or any other loan or security document, except, in each case, as expressly required pursuant to this Section 13.

13.10 Unavailability of any SOFR Period. Notwithstanding anything to the contrary in this Agreement or any other loan or security document, at any time the Term SOFR Rate for any particular SOFR Period (a) is not displayed on a screen or other information service that publishes such rate from time to time as selected by CIBC in its reasonable discretion or (b) the SOFR Administrator has provided a public statement or there has been publication of information announcing that such SOFR Period is or will be no longer representative, then (i) CIBC may provide written notice of such event to the Borrower and upon the effective date of such notice, the definition of SOFR Period will be automatically amended to delete reference to such unavailable or un-representative SOFR Period without the consent, approval or any other action by any of the parties to this Agreement or any of the other loan or security documents, and (ii) if such SOFR Period subsequently becomes available or representative, then CIBC may, in its discretion, reinstate such SOFR Period under this Agreement by written notice to the Borrower.

13.11 Certain Definitions. In this Agreement the following terms have the following definitions:

“Adjusted Daily SOFR Rate” means the rate per annum equal to (a) the Daily SOFR Rate plus (b) the DS SOFR Adjustment; provided, that if the Adjusted Daily SOFR Rate as so determined shall ever be less than zero (0), then the Adjusted Daily SOFR Rate shall be deemed to be zero (0).

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“Adjusted Term SOFR Rate” means, for any SOFR Period, the rate per annum equal to (a) the Term SOFR Rate for such SOFR Period plus (b) the applicable Term SOFR Adjustment; provided, that if the Adjusted Term SOFR Rate as so determined shall ever be less than zero (0), then the Adjusted Term SOFR Rate shall be deemed to be zero (0).

“Benchmark Replacement Adjustment” means, with respect to any replacement of any SOFR Benchmark Rate with a Replacement Benchmark Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by CIBC (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate by the SOFR Administrator or other relevant governmental authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate for U.S. Dollar bilateral or syndicated business loans.

“Benchmark Replacement Conforming Changes” means, with respect to the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate, any technical, administrative or operational changes (including the addition, deletion or amendment of definitions such as “Business Day”, “SOFR Period”, “Term SOFR Rate”, “Adjusted Term SOFR Rate, “Daily SOFR Rate”, “Adjusted Daily SOFR Rate”, the addition of definitions for the applicable Replacement Benchmark Rate, the Benchmark Replacement Adjustment and any applicable tenors, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, and other technical, administrative or operational matters) that CIBC decides may be appropriate or desirable to reflect the adoption and implementation of such Replacement Benchmark Rate and to permit the administration thereof by CIBC in a manner substantially consistent with market practice (or, if CIBC decides that adoption of any portion of such market practice is not administratively feasible or if CIBC determines that no market practice for the administration of such Replacement Benchmark Rate exists, in such other manner of administration as CIBC decides is reasonably necessary and feasible in connection with the administration of this Agreement and the other loan and security documents).

“Benchmark Transition Event” means a TS Benchmark Transition Event or a OS Benchmark Transition Event.

“Daily SOFR Rate” means, for any day (a “OS Rate Day”), a rate per annum determined by CIBC that is equal to SOFR for the day that is five (5) Business Days (or such other number of Business Days as may be notified by in writing by CIBC to the Borrower from time to time) (the “OS Lookback Date”) prior to (i) if such OS Rate Day is a Business Day, such OS Rate Day or (ii) if such OS Rate Day is not a Business Day, the Business Day immediately preceding such OS Rate Day, in each case, as such SOFR is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any OS Rate Day, SOFR for the DS Lookback Date has not been published by the SOFR Administrator, then the Daily SOFR Rate will be SOFR as published by the SOFR Administrator on the first Business Day preceding the OS Lookback Date for which SOFR was published by the SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such DS Lookback Date; provided further that in the case of SOFR (OS) Loans on which interest is calculated on the basis of the Daily SOFR Rate (but, for certainty, excluding SOFR (OS) Loans on which interest is calculated on the basis of the Adjusted Daily SOFR Rate), if the Daily SOFR Rate as so determined shall ever be less than zero (0), then the Daily SOFR Rate shall be deemed to be zero (0).

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“OS SOFR Adjustment” means an adjustment equal to the Term SOFR Adjustment for a SOFR Period of one (1) month or such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.

“OS Benchmark Replacement Rate” has the meaning set out in Section 13.8.

“OS Benchmark Transition Event” has the meaning set out in Section 13.8.

“Replacement Benchmark Rate” means a DS Benchmark Replacement Rate or a TS Benchmark Replacement Rate.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Benchmark Rate” means any of the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted Daily SOFR Rate, the Daily SOFR Rate or the Adjusted Daily SOFR Rate.

“SOFR (OS) Loan” means a Loan that bears interest at a rate based on a Daily SOFR Rate or an Adjusted Daily SOFR Rate, in each case which is calculated daily on the outstanding principal balance of such Loan as of each day.

“SOFR Period” means, subject to availability, any period of one (1), three (3), six (6) or twelve (12) months or, subject to availability, such other periods as may be agreed in writing (in the attached letter agreement or otherwise) by CIBC in its sole discretion.

“SOFR Loan” means a SOFR (OS) Loan or a SOFR (TS) Loan.

“SOFR (TS) Loan” means a Loan that bears interest at a rate based on a Term SOFR Rate or Adjusted Term SOFR Rate.

“Term SOFR Rate” means, for any calculation with respect to a SOFR (TS) Loan, the rate per annum determined by CIBC as the Term SOFR Reference Rate for a tenor comparable to the applicable SOFR Period on the day (such day, the “TS Determination Day”) that is two (2) Business Days prior to the first day of such SOFR Period, (a) in the case of SOFR Periods of one (1), three (3), six (6) or twelve (12) months or such other tenors as may be published from time to time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any TS Determination Day, a Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be the Term SOFR Reference Rate for the applicable tenor as published by the Term SOFR Administrator on the first Business Day preceding the TS Determination Day for which a Term SOFR Reference Rate was published by the Term SOFR Administrator for the applicable tenor so long as such first preceding Business Day is not more than three (3) Business Days prior to such TS Determination Day; and (b) in the case of any Term SOFR Reference Rate for any tenor that is not regularly published by the Term SOFR Administrator, as determined by CIBC pursuant to its standard or customary practice; provided further that in the case of SOFR (TS) Loans on which interest is calculated on the basis of the Term SOFR Rate (but, for certainty, excluding SOFR (TS) Loans on which interest is calculated on the basis of the Adjusted Term SOFR Rate), if the Term SOFR Rate as so determined shall ever be less than zero (0), then the Term SOFR Rate shall be deemed to be zero (0).

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“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of forward-looking term rates based on SOFR selected by CIBC in its sole discretion).

“Term SOFR Reference Rate” means, for any applicable tenor, the rate per annum determined by CIBC as the forward-looking term rate based on SOFR for such tenor.

“Term SOFR Adjustment” means, for any calculation with respect to a SOFR (TS) Loan, a percentage per annum as set forth below for the applicable SOFR Period therefor:

SOFR PERIOD	ADJUSTMENT
One (1) Month	0.10% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Three (3) Months	0.15% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Six (6 Months)	0.25% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Twelve (12) Months	Such amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Other Periods	Such amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.

“TS Benchmark Replacement Rate” has the meaning set out in Section 13.7.

“TS Benchmark Transition Event” has the meaning set out in Section 13.7.

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